EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 29, 2006 relating to the consolidated financial statements and financial statement schedule of Behringer Harvard REIT I, Inc., appearing in the Annual Report on Form 10-K of Behringer Harvard REIT I, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 2, 2007